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Exhibit 3.3

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MEDSOURCE TECHNOLOGIES, INC.

ARTICLE 1.    NAME

        The name of this corporation is MedSource Technologies, Inc. (the "Corporation").

ARTICLE 2.    REGISTERED OFFICE AND AGENT

        The registered office of the Corporation shall be located at The Corporate Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

ARTICLE 3.    PURPOSE AND POWERS

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE 4.    CAPITAL STOCK

        The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

ARTICLE 5.    BOARD OF DIRECTORS

  5.1    Number; Election

        The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

  5.2    Management of Business and Affairs of the Corporation

        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

ARTICLE 6.    INDEMNIFICATION

        (a)   The Corporation shall, to the fullest extent permitted by section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time, indemnify each director and officer from and against any and all of the expenses, liabilities or other matters referred to in or covered by that section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (b)   The right to indemnification under this Article 6 shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred by any director or officer in connection with the proceeding in advance of the final disposition of such proceeding as authorized by the Board of Directors; provided, however, that if the Board of Directors or the laws of the State of Delaware so require, the payment of expenses in advance shall be made only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this section and the laws of the State of Delaware.

        (c)   No amendment of this Article 6 or the Delaware General Corporation Law shall affect the rights of an indemnitee hereunder with respect to acts arising prior to the final adoption of such amendment.

ARTICLE 7.    AMENDMENT OF BYLAWS

        In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE 8.    RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

        The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.

ARTICLE 9.    LIMITATION OF LIABILITY

        The personal liability of the stockholders, directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by paragraph 7 of subsection (b) of section 102 of the Delaware General Corporation Law, as the same may be amended or supplemented from time to time.

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  Exhibit 3.3
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MEDSOURCE TECHNOLOGIES, INC.